EXHIBIT 10.45
AMENDMENT NO. 2
TO
AMERICA WEST CO-BRANDED CARD AGREEMENT
     THIS AMENDMENT NO. 2 TO AMERICA WEST CO-BRANDED CARD AGREEMENT (“Amendment No. 2”) is dated September 26, 2005, by and between AMERICA WEST AIRLINES, INC., a Delaware corporation (“America West”), US AIRWAYS GROUP, INC., a Delaware corporation (“US Airways Group”), and JUNIPER BANK (“Juniper Bank”).
RECITALS
     WHEREAS, America West and Juniper Bank previously entered into that certain America West Co-Branded Card Agreement, dated January 25, 2005 (the “Original Agreement”) establishing and maintaining a co-branded credit card program for the benefit of members of America West’s FlightFund loyalty program (“Flight Fund Program”) and America West’s customers; and
     WHEREAS, US Airways Group, America West and Juniper Bank entered into that certain Assignment and First Amendment to America West Co-Branded Card Agreement, dated August 8, 2005 (the “First Amendment”, and together with the Original Agreement, the “Agreement”), pursuant to which, upon consummation of the Merger Juniper Bank shall participate in US Airways Group’s Dividend Miles program and shall establish and maintain a US Airways co-branded credit card program;
     WHEREAS, Juniper Bank desires to participate in the Dividend Miles Program and to establish and maintain a US Airways’ co-branded credit card program upon consummation of the Merger; and
     WHEREAS, America West, US Airways Group and Juniper Bank understand and agree that the effectiveness of this Amendment No. 2 and the fulfillment of the respective rights and obligations contained herein shall be contingent upon consummation of the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Agreement.
2. Amendments.
(a)	Section 1 of the Agreement is amended by adding the following definition in the appropriate alphabetical order:

“Five Year Term” means the five year period commencing at the expiration of the Dual Branding Period and ending on the fifth anniversary thereof, unless at the expiration of the Dual Branding Period (i) US Airways Group continues to sell miles to Bank of America for the purpose of awarding such miles to holders of US Airways/Bank of America co-branded credit cards, and (ii) there are ** US Airways/Bank of America co-branded credit card accounts for which miles are being awarded, then the five year period shall commence **.
(b)	The first sentence of Section 4.11 of the Agreement is hereby amended as follows:

“4.11 Merger Bonus Payment. Juniper Bank shall pay, by wire transfer, US Airways Group a one-time payment of one hundred thirty million dollars ($130,000,000.00) (“Merger Bonus Payment”) within five (5) business days after the Merger Effective Date (the “Merger Bonus Payment Date”), provided that as of the Merger Bonus Payment Date each of the following conditions shall be satisfied: (i) completion of the funding of additional equity of five hundred million dollars ($500,000,000); (ii) completion of the two hundred fifty million dollars ($250,000,000) exit financing from Airbus, of which approximately one hundred forty million dollars ($140,000,000) will be complete on the Merger Effective Date; (iii) commencement of the unwinding of the US Airways tax trust in the amount of approximately one hundred seventy million dollars ($170,000,000) which will be fully realized as cash after a 90-day wind down period; (iv) successful approval and completion of the Merger; (v) Juniper Bank has the sole right to issue credit cards branded with US Airways Marks for the Term of this Agreement, provided that such right shall be non-exclusive during the Dual Branding Period; (vi) the Merged Entities have $1.1 billion in unrestricted cash, cash equivalents and short term investments inclusive of the funds to be realized pursuant to (ii) and (iii)but exclusive of any payments due from Juniper Bank pursuant to the First Amendment and this Amendment No. 2; and (vii) no material adverse change, individually or in the aggregate, in the business, financial or other condition of America West, US Airways Group, the Merged Entities or their respective consolidated subsidiaries, taken as a whole, other than any thereof which would not result in a Material Adverse Effect. In the event that US Airways Group does not deliver an officer’s certificate to the effect that the conditions set forth above in this Section 4.11 have been satisfied within five (5) business days after the Merger Effective Date, the Merger Bonus Payment shall be due within three (3) business days of receipt of such certification, provided that if such conditions set forth above shall not have been satisfied within thirty (30) days after the Merger Effective Date Juniper may, in its sole discretion, terminate this Agreement for cause.”

(c)	Section 5.1 of the Agreement is hereby amended in its entirety as follows:

“5.1 Term. This Agreement shall be effective as of the Effective Date and shall continue for a term (the “Term”) commencing on January 1, 2006 or, if later, the date upon which Juniper Bank commences marketing to the general public (the “Commencement Date”) and ending at the expiration of the Five Year Term (the “Expiration Date”), unless earlier terminated by either party pursuant to Section 12

** Confidential Treatment Requested.

of this Agreement. As of the date of expiration or termination of this Agreement, FF Program mileage will no longer be granted for a FF Participant’s use of an Affinity Card. The termination of this Agreement shall not affect any rights or obligations which shall have accrued prior to the date of termination, including, but not limited to, payments due US Airways Group hereunder for FF Program mileage earned by FF Participants prior to said date, including adjustments posted following termination of this Agreement.”

(d)	The first sentence of Section 7.4 of the Agreement is hereby amended as follows:

“7.4 Contact Lists. Subject to internal privacy policies and to any other restrictions that may be imposed upon US Airways Group, America West or the Merged Entities by any applicable law, rule or regulation, America West, upon written request from Juniper Bank provided not more frequently than **, shall provide Juniper Bank with a list of FF Participant names, **(the “FF List").”

(e)	The first sentence of Section 14.1 of the Agreement is hereby amended as follows:

“14.1 Pre-Purchase of Miles. Juniper Bank will purchase ** Base Miles, for the sum of three hundred twenty-five million dollars ($325,000,000.00) (the “Pre-Purchased Miles”) within five (5) business days after the Merger Effective Date (the “Pre-Purchase Date”), provided that as of the Pre-Purchase Date each of the following conditions shall be satisfied: (i) completion of the funding of additional equity of $500 million; (ii) completion of the two hundred fifty million dollars ($250,000,000) exit financing from Airbus, of which approximately one hundred forty million dollars ($140,000,000) will be complete on the Merger Effective Date; (iii) commencement of the unwinding of the US Airways tax trust in the amount of approximately one hundred seventy million dollars ($170,000,000) which will be fully realized as cash after a 90-day wind down period; (iv) successful approval and completion of the Merger; (v) Juniper Bank has the sole right to issue credit cards branded with US Airways Group’s Marks for the Term of this Agreement, provided that such right shall be non-exclusive during the Dual Branding Period; (vi) the Merged Entities have $1.1 billion in cash, cash equivalents and short term investments (in each case unrestricted) inclusive of the funds to be realized pursuant to (ii) and (iii) but exclusive of any payments due from Juniper Bank pursuant to the First Amendment and this Amendment No. 2 ; and (vii) no material adverse change, individually or in the aggregate, in the business, financial or other condition of America West, US Airways Group, the Merged Entities or their respective consolidated subsidiaries, taken as a whole, other than any thereof which would not result in a Material Adverse Effect. In the event that US Airways Group does not deliver an officer’s certificate to the effect that the conditions set forth above in this Section 14.1 have been satisfied within five (5) business days after the Merger Effective Date, the purchase of the Pre-Purchased Miles shall occur within three (3) business days of receipt of such certification, provided that if such conditions set forth above shall not have been satisfied within thirty (30) days after the Merger Effective Date, Juniper may, in its sole discretion, terminate this Agreement for cause.”

** Confidential Treatment Requested.

(f)	Section 15 of the Agreement is hereby amended by adding the following sentence to the end thereof:

“For the avoidance of doubt, ** it being understood that Bank of America is not permitted to accept applications or open new accounts that bear the US Airways Marks and/or are entitled to mileage awards for use of the account after the Dual Branding Period and upon termination of the US Airways/Bank of America Co-Branded Program.”

(g)	The Agreement is hereby amended by adding the following new Section 25 to the end of the Agreement:

“Section 25. **MILEAGE AWARD

US Airways Group shall award **frequent flyer miles to each of the **. ”

(h)	The Agreement is hereby amended by adding the following to Section 18:

“(v) since the execution and delivery of the First Amendment, neither America West nor US Airways Group has entered into, or will enter into, any agreement with any third party financial institution providing for the issuance by such third party of US Airways co-branded credit cards pursuant to which a FF Participant may accumulate miles in the FF Program through the use of such credit card; and

(vi) after the Dual Branding Period and termination of the US Airways/Bank of America Co-Branded Program, Bank of America will have no further right to issue to new accountholders or re-issue to existing accountholders credit cards bearing the US Airways Marks.”
3. Effectiveness of Amended Agreement. This Amendment No. 2 shall be effective on the Effective Date. In the event the Merger is not consummated, this Amendment No. 2 shall have no force and effect, the Original Agreement shall be reinstated without giving effect to any of the amendments contained herein, and the parties hereto shall be relieved from any obligations and liabilities that may have arisen hereunder.
4. Effect. Except as set forth in this Amendment No. 2, the Agreement shall remain in full force and effect and each of America West and Juniper Bank hereby restates and affirms all of the terms and provisions of the Agreement. If any conflict exists between the terms and provisions of the Agreement and this Amendment No. 2, the terms and provisions of this Amendment No. 2 will govern and control.
5. Entire Agreement. The Agreement, as amended by this Amendment No. 2, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.
6. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute

** Confidential Treatment Requested.

one and the same instrument. Delivery of an executed counterpart signature page by telecopier shall be effective as a manually executed signature page.
[remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, Juniper Bank, America West and US Airways Group have executed and delivered this Amendment No. 2 as of the date first written above.

AMERICA WEST AIRLINES, INC.	JUNIPER BANK

/s/ J. Scott Kirby	/s/ Kevin Kleinschmidt

By: J. Scott Kirby	By: Kevin Kleinschmidt
Title: Executive Vice President, Sales and Marketing	Title: Managing Director

US AIRWAYS GROUP, INC.

/s/ Ronald E. Stanley
By: Ronald E. Stanley
Title: Executive Vice President, Chief Financial Officer